CALECO PHARMA CORP.
Suite 410-103 East Holly Street,
National Bank Building
Bellingham, WA 98225
(360) 306-1133
www.calecopharmacorp.com/

October 1, 2009

Caleco Pharma Corp. Announces Signing of
Letter of Intent with Caleco Pharma Europe S.L.

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: T3R.FSE) Caleco Pharma Corp. (the “Company”) is pleased to announce that on September 30, 2009 the Company signed a letter of intent (the “Letter of Intent”) with Caleco Pharma Europe S.L. (“SL”), a Spanish Corporation. The Letter of Intent sets out the proposed terms of a License agreement whereby SL has agreed to acquire an exclusive license in Continental Europe to market and exploit certain products the Company has developed or is developing. The term of the proposed license if for a period of twenty (20) years. The products under the proposed license include the Company’s Natural Hair Care Products (LamiriShampoo, LamiriHair Conditioner and LarimiHair Tonic), Natural Skin Products (LamiriGel and LamiriCreme), Energy Drinks (KTKin) and Chewing Gum (KTK Chewing Gum and KTKids Children Chewing Gum) (the “Products”). The formulations of these products are derived from the Company’s proprietary technology that it refers to as the “Liver Health Formula”.

Under the terms of the proposed license agreement, SL will be required to do the following:

(a)	deliver to the Company of 10% of the shares of SL which will be delivered no later than 30 days from the execution of the proposed license agreement;

(b)	pay a royalty of five percent (5%) of its gross sales of the Products to Caleco; and

(c)

achieve annual gross revenues of: (i) $3,000,000 from the sale of the Company’s product during the period of July 31, 2012 to July 30, 2013; (ii) $5,000,000 from the sale of the Company’s product during the period of July 31, 2013 to July 30, 2014; and (iii) $12,000,000 from the sale of the Company’s product during the period of July 31, 2014 to July 30, 2015. If SL is unable to achieve these revenues, the Company will have the right to terminate the proposed license agreement.

Under the proposed license agreement, subject to the approval of the Company, SL will have the right to sub-license the Products in continental Europe. The Company or SL will also have the right to assign its entire interest in the proposed license agreement subject to the following:

(a)	the assignment is subject to the mutual agreement of both the Company and SL on the conditions of the proposed assignment; and

(b)

any refusal of approval by the Company will not be considered reasonable if the transaction that is the subject of the refusal is in accordance with internationally accepted standards for the licensing of products.

The terms of the Letter of Intent are non-binding and will expire unless a formal agreement is entered into by November 29, 2009. The above is subject to the conclusion of a formal agreement. There is no assurance that a formal agreement will be concluded or that the terms will not change from those described above.

About Caleco Pharma Corp.

The Company’s business plan is to develop its proprietary technology designed to treat moderate to severe liver maladies, such as elevated liver enzymes and the Hepatitis C viral infection, (the “Liver Health Formula”) as an over-the-counter medication and as a United States Food and Drug Administration (“FDA”) approved pharmaceutical. To date, the Company’s intellectual property covering the Liver Health Formula comprises of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma Corp. shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the Company will be able to enter into a formal license agreement with SL or that it will be completed on the above terms; (ii) the Company or SL will be able to develop the Products as commercially viable; and (iii) the Company or SL will be able to earn the revenues as contemplated under the Letter of Intent. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Contact:

For more information contact:

John Boschert
Tel: (360) 306-1133
www.calecopharmacorp.com/